UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Synacor, Inc.

(Name of Registrant as Specified In Its Charter)

JEC Capital Partners, LLC

JEC II Associates, LLC

K. Peter Heiland

Ratio Capital Management B.V.

Dilip Singh

Jeff Misthal

Scott Williams

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On February 23, 2015 JEC Capital Partners, LLC and Ratio Capital Partners issued the following press release:

Shareholders of Synacor Nominate Three Highly Qualified Directors for Election at Synacor’s 2015 Annual Meeting of Stockholders

RANDOLPH, Mass. and AMSTERDAM, February 23, 2015 // - JEC Capital Partners and Ratio Capital Partners (together, the “Concerned Shareholders”) have nominated three highly qualified, independent director candidates for election to Synacor’s Board of Directors (the “Board”) at the 2015 Annual Meeting of Shareholders (the “2015 Annual Meeting”). The Concerned Shareholders are long-term shareholders and together own approximately 10% of the common stock of Synacor, Inc. (the “Company” or “Synacor”) (NASDAQ: SYNC).

Citing the continued underperformance by the Company, poor shareholder returns, poor corporate governance practices, and a desperate need for truly independent fresh perspectives on Synacor’s classified Board, the Concerned Shareholders believe that Synacor shareholders should be given the opportunity to vote for new directors whose interests are fully aligned with all shareholders.

Two of the incumbent directors whose terms expire at the 2015 Annual Meeting have served on the Synacor Board for 14 and 13 years, respectively. The Concerned Shareholders believe adding new talent to the Board is necessary to maximize shareholder value and improve corporate governance.  The addition of three experienced and successful business executives with significant industry knowledge can drive consensus with the remaining Board members and management to create and implement a winning strategy that will position Synacor to produce positive results and returns to its shareholders.

The Concerned Shareholders call on the incumbent Board not to take actions adverse to the interests of Synacor shareholders prior to the 2015 Annual Meeting including:

•	Delaying the 2015 Annual Meeting beyond Spring 2015,
•	Selling all or part of the Company,
•	Making material acquisitions, or
•	Issuing equity or equity-linked securities.

The Concerned Shareholders urge each of the incumbent Board members not to take any actions that are motivated by entrenchment or preservation of the status quo. Rather, let the shareholders speak through their votes.

Over the past six months, the Concerned Shareholders have clearly expressed their views to the Board and management of Synacor and have made every effort to engage in constructive discussions that would lead to meaningful improvement in the Board without the need for a proxy contest.  This included encouraging the Board to run a strategic alternatives process and inviting the Board to call a Special Meeting at our expense so that shareholders could vote on Board changes. The Board ignored our requests and instead focused on entrenchment tactics like enacting a poison pill. The Concerned Shareholders later met with senior management of Synacor and suggested cost reductions and other actions to improve the Company. Through those meetings, the Concerned Shareholders acquired a better understanding of the dysfunction at the Board level. That dysfunction was demonstrated yet again by the Company’s recent “acqui-hire” of a development team from a defunct organization only a few months after a 20% reduction in workforce.

The Concerned Shareholders believe there are significant opportunities for improvement in the Company that will lead to increased shareholder value. The Concerned Shareholders do not believe the current Board can recover the value destroyed during its tenure. The Concerned Shareholders have nominated Scott Williams, Jeff Misthal, and Dilip Singh for election to the Board. A summary of each nominee’s business experience and qualifications is set forth below.

Scott Williams

Mr. Williams is currently Assistant Vice President, Portal and Advertising, for AT&T. In his current role, he has responsibility for AT&T’s consumer portal, ATT.net, AT&T’s consumer email service, and TV Everywhere services including uverse.com and content onboarding and federations with content partners. Additionally, Mr. Williams was responsible for the creation and build-out of AT&T’s Big Data platform, T-Data. Previously, Mr. Williams was Vice President, New Business Development, Strategy & Mobile for Time Inc. Mr. Williams has also served as Vice President, Business Development for The Weather Channel Interactive, and Director, Business Operations and Development for CNN. Mr. Williams holds a Bachelor of Science in Marine Biology from the University of Miami, an MBA and Juris Doctor from the University of Florida. Mr. Williams’ deep industry experience, particularly with a market and customer perspective for products similar to those of Syancor, make him very well qualified to serve on the Board.

Jeff Misthal

Most recently Mr. Misthal served as Vice President of Finance for the Search and Ad Technology teams at Yahoo! Inc. where he was responsible for financial business support for businesses that generated in excess of $2 billion in revenue and had combined annual operating budgets in excess of $400 million. Additionally, Mr. Misthal served as Director of Finance for the Global Media team which included the Yahoo Properties as well as in various Corporate Finance roles supporting Yahoo’s global strategic partnerships. Prior to joining Yahoo, Mr. Misthal was an investment banker at Savvian and JPMorgan where he focused on technology M&A transactions, capital raising and advisory work. Mr. Misthal received a BS in economics with a concentration in Finance and Information Systems from the Wharton School at the University of Pennsylvania and an MBA with a Finance concentration from UCLA Anderson. Mr. Misthal’s extensive industry experience, particularly with competitive products similar to those of Syancor, make him very well qualified to serve on the Board.

Dilip Singh

Mr. Singh serves as the general partner of Value Generation Capital Fund LP. Mr. Singh also serves as the chairman and as a director of On Track Innovations Ltd., a company that designs, develops and markets secure contactless microprocessor-based smart card technology; and a director of Concurrent Computer Corporation, a provider of software, hardware, and professional services for the multi-screen video and real-time simulation markets. From April 2012 to April 2013, Mr. Singh served as the interim Chief Executive Officer, President and as a director of InfuSystem Holdings, Inc., a provider of ambulatory infusion pumps and associated clinical services. Prior to joining InfuSystem, Mr. Singh served as the Chief Executive Officer of MRV Communications, Inc., a provider of optical communications network infrastructure equipment and network management products, as well as network integration and managed services. Mr. Singh served as the Chief Executive Officer of Telia-Sonera Spice Nepal, a large Asian mobile operator and prior to Telia-Sonera served as the Chief Executive Officer and President of Telenity, Inc., a value added services delivery platform company. Prior to Telenity Mr. Singh served as President of NewNet which was acquired by ADC telecommunications Inc, Sprint Corporation, and ITT. Mr. Singh earned a Master’s of Science in Physics from the University of Jodhpur and a Masters of Technology in Electronics & Communications Electrical Engineering from the Indian Institute of Technology. Mr. Singh brings a technology background and significant operational experience implementing corporate turnarounds, including M&A experience and divestiture experience. These experiences allow him to offer unique insight into a company's operations for the purpose of guiding the company to the right short-term and long-term strategic decisions designed to maximize shareholder value.

ADDITIONAL INFORMATION

This filing is not a solicitation of a proxy from any security holder of the Company. The Concerned Shareholders intend to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of their slate of three highly qualified director nominees at the 2015 annual meeting of shareholders of the Company.

THE CONCERNED SHAREHOLDERS STRONGLY ADVISE ALL SHAREHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

PARTICIPANTS IN SOLICITATION

The participants in the proxy solicitation in connection with the 2015 Annual Meeting are JEC Capital Partners, LLC, a Delaware limited liability company (“Capital Partners”), JEC II Associates, LLC, a Delaware limited liability company (“JEC”), K. Peter Heiland, Stichting Bewaarder Ratio Capital Partners a tax-transparent mutual fund (fonds voor gemene rekening) under the laws of the Netherlands (“RCP”), Ratio Capital Management, B.V., a private limited liability company under the laws of the Netherlands (“RCM”) Scott Williams, Jeff Misthal, and Dilip Singh.

Capital Partners serves as investment adviser to JEC. Mr. Heiland is the managing partner of Capital Partners and a member of JEC. Each of Capital Partners and Mr. Heiland may be deemed to have shared voting and dispositive power with respect to the 1,353,200 shares of common stock of the Company beneficially owned by JEC, of which 500 shares are owned of record.

RCM serves as the manager of RCP and has sole voting and dispositive power with respect to the 1,345,300 shares of common stock of the Company owned by RCP, of which 500 shares are owned of record.

None of the Nominees owns, beneficially or of record, any capital stock of the Company. The only interest of the Nominees in the proxy solicitation is their potential election as director of the Company.

The views expressed in this press release represent the opinions of the Concerned Shareholders, and are based on publicly available information with respect to the Company. The Concerned Shareholders recognize that there may be confidential information in the possession of the Company that could lead it to disagree with the Concerned Shareholders’ conclusions. The Concerned Shareholders reserve the right to change any of their opinions expressed herein at any time as they deem appropriate. The Concerned Shareholders disclaim any obligation to update the information or opinions contained in this press release.

Certain statements made herein have been derived or obtained from filings made with the SEC or other regulatory authorities and from other third party reports. Neither the Concerned Shareholders nor any of their affiliates shall be responsible or have any liability for any misinformation contained in any third party SEC or other regulatory filing or third party report.

The information herein contains "forward-looking statements." Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "could," "should" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Our forward-looking statements are based on our current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

Contact:

Matthew Manning

JEC Capital Partners

(646) 373-9682